Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Public-Held Company

NOTICE TO THE MARKET

Disclosure of Notice by PT Portugal

Oi S.A. (the “Oi”; Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) informs its shareholders and the market in general that its subsidiary PT Portugal SGPS S.A. disclosed the following Notice on this date, at the request of the Portuguese Securities and Exchange Commission (Comissão do Mercado de Valores Mobiliários):

“PT Portugal, SGPS, S.A. (‘PT Portugal’), pursuant to the request of the Portuguese Securities Commission (‘CMVM’) and within the projected sale transaction between Oi, S.A. (‘Oi’) and Altice, informs as follows:

According to the terms agreed with Altice, notes named €400,000,000.00 6.25 per cent Notes due 2016 (ISIN PTPTCYOM0008), initially issued by Portugal Telecom, SGPS, S.A. (‘PT SGPS’) and currently of responsibility, as issuer and principal debtor, of PT Portugal, which are admitted to trading on a regulated market that operates in Portugal (‘Notes’) shall stay at the universe of Oi companies, benefiting from the guarantee of Oi. This operation shall entail the replacement of the current issuer, PT Portugal, for Portugal Telecom International Finance, B.V., a company which will be wholly owned by Oi.

It shall be recalled that this issue was object of a liability management exercise that involved the implementation of a consent solicitation among the relevant noteholders and the consent of the latters was obtained to, among others, (i) replace PT SGPS for PT Portugal, as issuer and principal debtor of the Notes; (ii) add an unconditional and irrevocably guarantee granted by Oi; and (iii) renounce to any rights arising out of all and any Event of Default and Potential Event of Default (as defined in the documentation referring to the issue of Notes) that could result from the increase of the share capital of Oi and/or from the business combination of Groups PT and Oi that, as disclosed, were expected to be executed.

This process was concluded on the March 18, 2014 and the amendments approved by the noteholders produced its effects on May 5, 2014, as also disclosed to the market.

Within the mentioned process, the wording of clause 18, entitled ‘Substitution’, of the Terms and Conditions of the Notes was changed as follows: ‘The Trustee [Citicorp Trustee Company Limited] may at any time agree, without the consent of the Noteholders, the Receiptholders or the Couponholders, (a) to the substitution i place of the relevant Issuer (or of the previous substitute under this Condition) of (i) the Guarantor, or (ii) any Subsidiary of the Guarantor, (such substituted company hereinafter called the “New Company”), as principal debtor under the Trust Deed, the Notes, the Receipts and the Coupons; and/or (b) to the substitution in place of the Guarantor of the New Company (being in this case a Subsidiary of the Guarantor), as guarantor under Trust Deed, the Notes, the Receipts and the Coupons (…)’.

Without prejudice to the mentioned, this operation is still under financial and legal analysis according to the legal and contractual framework applicable in the relevant jurisdictions. No decision has still been taken in what regards the eventual replacement of the issuer or, in that case, the form to implement it. Regardless the foreseen in the mentioned clause 18, PT Portugal will ensure that the Trustee will take the adequate measures for the protection of all investors.

Nevertheless, no decision on the possible replacement of the issuer shall be taken before there is a resolution by the General Shareholders’ Meeting of PT SGPS on the approval of the agreement entered into with Altice, since this approval, is, as already disclosed to the market by PT SGPS, a precedent condition of the effectiveness of the mentioned agreement.

PT Portugal will maintain the investors informed about the course of this operation and its implications.”

Rio de Janeiro, January 18, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive and Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts”, “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.